American Funds Money Market Fund
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Registrant:  American Funds Money Market Fund
File: 811-22277

Exhibit Item No. 77M:  Mergers

On July 10, 2009, American Funds Money Market Fund (the “Registrant”) acquired all of the assets, subject to the liabilities, of The Cash Management Trust of America (“CMTA”) and The U.S. Treasury Money Fund of America (“CTRS”) in exchange solely for shares of the Registrant pursuant to an Agreement and Plan of Reorganization dated April 20, 2009.  The transaction was approved by the Board of Trustees of the Registrant, the Board of Trustees of each of CMTA and CTRS and by the shareholders of CMTA and CTRS.  The terms of the transaction are set forth in the Agreement and Plan of Reorganization which is incorporated herein by reference from the Registration Statement of the Registrant on Form N-14/A filed with the Securities and Exchange Commission on April 21, 2009 (File No. 333-158165 / Accession No. 0000017283-09-000014).  Each of CMTA and CTRS filed an application for deregistration on Form N-8F on July 13, 2009.